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Exhibit 4.1

STOCK PURCHASE AGREEMENT

by and among

PRICESMART, INC.,

GREEN HILL INVESTMENTS, INC.

and

PSMT (BARBADOS) INC.

        This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of June 24, 2002 by and among PriceSmart, Inc., a Delaware corporation ("PriceSmart"), Green Hill Investments, Inc., a Barbados corporation ("Green Hill"), and with respect to Section 2.3 only, PSMT (Barbados) Inc., a Barbados corporation ("PSBB"). For purposes of this Agreement, each of PriceSmart and Green Hill are referred to as a "Party," and collectively, as the "Parties."

W I T N E S S E T H:

        WHEREAS, Green Hill desires to sell 400,000 shares (the "Purchased Shares") of capital stock, without nominal or par value, of PSBB to PriceSmart and PriceSmart desires to purchase from Green Hill those shares by exchanging those shares for (i) thirty-one thousand four hundred sixty-three (31,463) shares of PriceSmart common stock, par value $0.0001 per share ("PriceSmart Common Stock"), and (ii) a cash payment of four hundred eight thousand two hundred U.S. Dollars (USD$408,200);

        WHEREAS, for the purposes of this Agreement, the Parties have agreed that the purchase price for the Purchased Shares shall be one million six hundred fifty-one thousand United States Dollars (USD$1,651,000);

        WHEREAS, for the purposes of this Agreement, the Parties have agreed to value the PriceSmart Common Stock at thirty-nine dollars and fifty cents United States Dollars (USD$39.50) per share;

        WHEREAS, Green Hill holds a promissory note issued to it by PSBB in the amount of two million seven hundred eight thousand Barbados Dollars (BBD$2,708,000) (the "PSBB Note"); and

        WHEREAS, in connection with the transactions contemplated by this Agreement, PriceSmart will guaranty PSBB's obligations under the PSBB Note.

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.    AGREEMENT TO PURCHASE AND SELL STOCK.    Green Hill agrees to sell the Purchased Shares to PriceSmart at the Closing (as defined in Section 2), and PriceSmart agrees to purchase the Purchased Shares from Green Hill at the Closing, for the following consideration: (i) an aggregate of thirty-one thousand four hundred sixty-three (31,463) newly issued shares of PriceSmart Common Stock (the "Issued Shares") and (ii) a cash payment of four hundred eight thousand two hundred U.S. Dollars (USD$408,200).

        2.    CLOSING.    The purchase and sale of the Purchased Shares will take place at the offices of PriceSmart at 4649 Morena Boulevard, San Diego, CA 92117, on June 24, 2002, or at such other time and place as PriceSmart and Green Hill may mutually agree (which time and place are referred to in this Agreement as the "Closing").

          2.1  At the Closing, Green Hill will deliver to PriceSmart its certificate properly endorsed to PriceSmart or its designee, representing the Purchased Shares.

          2.2  At the Closing, PriceSmart will deliver to Green Hill:

            (a)  a certificate representing the Issued Shares;

            (b)  a check in the amount of four hundred eight thousand two hundred U.S. Dollars (USD$408,200); and

            (c)  a Guaranty in the form attached hereto as Exhibit A made by PriceSmart in favor of Green Hill by which PriceSmart shall guaranty PSBB's obligations under the PSBB Note.

          2.3  At the Closing, PSBB will deliver to Green Hill a check in the amount of one hundred eighty-two thousand two hundred eighty-nine Barbados Dollars and twenty-one cents (BBD$182,289.21) for payment of all interest due on the PSBB Note from October 3, 2001 through May 31, 2002.

        3.    MUTUAL REPRESENTATIONS AND WARRANTIES.    With respect to the Issued Shares, Green Hill hereby represents and warrants to PriceSmart, and with respect to the Purchased Shares, PriceSmart hereby represents and warrants to Green Hill, as follows:

          3.1    PURCHASE FOR OWN ACCOUNT.    The Issued Shares or the Purchased Shares, as the case may be, to be purchased by such Party hereunder will be acquired for investment for such Party's own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in violation of the registration requirements of the Securities Act, without prejudice, however, to such Party's right, subject to the provisions of this Agreement, to sell or otherwise dispose of the Issued Shares or the Purchased Shares, as the case may be. Such Party also represents that such Party has not been formed for the specific purpose of acquiring the Issued Shares or the Purchased Shares, as the case may be.

          3.2    DISCLOSURE OF INFORMATION.    Such Party has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Issued Shares or the Purchased Shares, as the case may be, to be purchased by such Party under this Agreement. Such Party further has had an opportunity to ask questions and receive answers from PriceSmart, PSBB or Green Hill, as the case may be, regarding the terms and conditions of the Issued Shares or the Purchased Shares and to obtain additional information (to the extent PriceSmart, PSBB or Green Hill possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Party or to which such Party had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by such Party in this Agreement.

          3.3    INVESTMENT EXPERIENCE.    Such Party understands that the purchase of the Issued Shares or the Purchased Shares involves substantial risk. Such Party has experience as an investor in securities of companies in the development stage and acknowledges that such Party is able to fend for itself, can bear the economic risk of such Party's investment in the Issued Shares or the Purchased Shares and has such knowledge and experience in financial or business matters that such Party is capable of evaluating the merits and risks of this investment in the Issued Shares or the Purchased Shares and protecting its own interests in connection with this investment.

          3.4    RESTRICTED SECURITIES.    Green Hill understands that the Issued Shares are characterized as "restricted securities" under the Securities Act. Green Hill further understands that the Issued Shares will be issued in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Green Hill represents that it is familiar with Rule 144 ("Rule 144") of the Securities and Exchange Commission (the "Commission"), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Green Hill understands that, other than as set forth in Section 8 of this Agreement, PriceSmart is under no obligation to register any of the Issued Shares.

          3.5    LEGEND.    Green Hill understands that the certificates evidencing the Issued Shares will bear the legend set forth below:

  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE INVESTOR SHOULD BE AWARE THAT IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

        The legend set forth above shall be removed by PriceSmart from any certificate evidencing the Issued Shares upon (i) a sale by the holder pursuant to Rule 144 or pursuant to an effective registration statement, (ii) delivery to PriceSmart of an opinion of counsel, reasonably satisfactory to PriceSmart, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which PriceSmart issued the Issued Shares or (iii) the holder providing PriceSmart with reasonable assurances that such Issued Shares can be sold under Rule 144(k).

        4.    REPRESENTATIONS AND WARRANTIES OF PRICESMART.    PriceSmart hereby represents and warrants to Green Hill as follows:

          4.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.    PriceSmart is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. PriceSmart is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          4.2    VALID ISSUANCE OF STOCK.    The Issued Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided herein, will be duly and validly issued, fully paid and nonassessable.

          4.3    AUTHORIZATION; ENFORCEABILITY.    All corporate action on the part of PriceSmart and its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of PriceSmart hereunder and the transactions contemplated hereby have been taken or will be taken prior to the Closing, and this Agreement has been duly executed and delivered by PriceSmart and constitutes a valid and legally binding obligation of PriceSmart, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally; (ii) the effect of rules of law governing the availability of equitable remedies; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

          4.4    NONCONTRAVENTION.    The execution, delivery and performance by PriceSmart of this Agreement will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (i) any provision of PriceSmart's certificate of incorporation or bylaws as they shall be in effect; (ii) any provision of any judgment, decree or order to which PriceSmart is a party or by which it is bound; (iii) any material contract, obligation or commitment to which PriceSmart is a party or by which it is bound; or (iv) any statute, rule or governmental regulation applicable to PriceSmart.

          4.5    ACCURACY OF EXCHANGE ACT REPORTS.    PriceSmart has timely filed all reports required to be filed by PriceSmart under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such reports filed by PriceSmart in the preceding twelve (12) months contain all statements required to be stated therein in accordance with the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        5.    REPRESENTATIONS AND WARRANTIES OF GREEN HILL.    Green Hill hereby represents and warrants to PriceSmart as follows:

          5.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.    Green Hill is a corporation duly organized, validly existing and in good standing under the laws of Barbados and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Green Hill is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          5.2    AUTHORIZATION; ENFORCEABILITY.    All action on the part of Green Hill necessary for its authorization, execution and delivery of this Agreement and the performance of all obligations of Green Hill hereunder have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by Green Hill and this Agreement constitutes a valid and legally binding obligation of Green Hill, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally; (ii) the effect of rules of law governing the availability of equitable remedies; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

          5.3    NONCONTRAVENTION.    The execution, delivery and performance by Green Hill of this Agreement will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (i) any provision of Green Hill's certificate of incorporation, bylaws or other governing documents as they shall be in effect; (ii) any provision of any judgment, decree or order to which Green Hill is a party or by which it is bound; (iii) any material contract, obligation or commitment to which Green Hill is a party or by which it is bound; or (iv) any applicable statute, rule or governmental regulation.

          5.4    TITLE TO PURCHASED SHARES.    Green Hill owns exactly 400,000 shares of capital stock of PSBB, free and clear of all liens, encumbrances and any liabilities, except as may be created hereby. Other than the Purchased Shares and the PSBB Note, Green Hill owns no shares of capital stock of, or any other interest in, PSBB. In addition, Green Hill has no options, warrants or other rights to acquire shares of capital stock of, or any other interest in, PSBB. Following the Closing, Green Hill will have transferred all of its right, title and interest in PSBB, other than the PSBB Note, to PriceSmart.

        6.    ADDITIONAL PROVISIONS REGARDING THE ISSUED SHARES.

          6.1    FURTHER LIMITATIONS ON DISPOSITION.    Without in any way limiting the representations set forth above, Green Hill further agrees not to make any disposition of all or any portion of the Issued Shares unless and until:

            (a)  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b)  Green Hill shall have notified PriceSmart of the proposed disposition and shall have furnished PriceSmart with a statement of the circumstances surrounding the proposed disposition, and Green Hill shall have furnished PriceSmart, at Green Hill's expense, with an opinion of counsel, reasonably satisfactory to PriceSmart, that such disposition will not require registration of such securities under the Securities Act.

        Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Issued Shares in compliance with Rule 144 or (ii) for any transfer of any Issued Shares by a Party that is a partnership or a corporation to (A) a partner of such partnership or shareholder of such corporation, (B) a retired partner of such partnership who retires after the date hereof or (C) the estate of any such partner or shareholder, or (iii) for the transfer by gift, will or intestate succession by any Party to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 6.1 to the same extent as if the transferee were an original Party hereunder.

        7.    CONDITIONS TO CLOSING.

          7.1    CONDITIONS TO OBLIGATIONS OF PRICESMART AT CLOSING.    PriceSmart's obligation to purchase the Purchased Shares at the Closing is subject to the fulfillment to PriceSmart's satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by PriceSmart:

            (a)    REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS.    The representations and warranties made by Green Hill in Sections 3 and 5 hereof shall be true and correct in all material respects at the Closing with the same force and effect as if they had been made on and as of the date thereof, and Green Hill shall have performed and complied in all material respects with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing, and a certificate duly executed by an officer of Green Hill, to the effect of the foregoing, shall have been delivered to PriceSmart.

            (b)    QUALIFICATIONS, LEGAL INVESTMENT.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale and issuance of the Purchased Shares and the Issued Shares shall have been duly obtained and shall be effective on and as of the Closing. At the time of the Closing, the sale and issuance of the Purchased Shares and the Issued Shares shall be legally permitted by all laws and regulations to which PriceSmart, PSBB and Green Hill are subject.

            (c)    OPINION OF COUNSEL.    PriceSmart shall have received an opinion of counsel (of its choice and at its own expense) confirming: (i) that all documents have been executed and all other acts and formalities have been properly complied with, pursuant to any applicable law and regulation, to effectuate the transfer of Green Hill's right, title and interest in the Purchased Shares to PriceSmart (or to any of its subsidiaries); and (ii) that 100% ownership of PSBB by PriceSmart (or any of its subsidiaries) does not violate any law or regulation of any applicable jurisdiction.

            (d)    GREEN HILL DELIVERIES.    Green Hill shall have made the Closing deliveries contemplated by Section 2.1 hereof.

          7.2    CONDITIONS TO OBLIGATIONS OF GREENHILL AT CLOSING.    The obligations of Green Hill to sell the Purchased Shares to be sold at the Closing is subject to the fulfillment, to Green Hill's satisfaction, on or prior to the Closing of the following conditions, any of which may be waived by Green Hill:

            (a)    REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS.    The representations and warranties made by PriceSmart in Sections 3 and 4 hereof shall be true and correct in all material respects at the date of the Closing with the same force and effect as if they had been made on and as of the date thereof. PriceSmart shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing and a certificate duly executed by an officer of PriceSmart, to the effect of the foregoing, shall be delivered to Green Hill.

            (b)    QUALIFICATIONS, LEGAL INVESTMENT.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale and issuance of the Purchased Shares and the Issued Shares shall have been duly obtained and shall be effective on and as of the Closing. At the time of the Closing, the sale and issuance of the Purchased Shares and the Issued Shares shall be legally permitted by all laws and regulations to which PriceSmart, PSBB and Green Hill are subject.

            (c)    PRICESMART AND PSBB DELIVERIES.    PriceSmart shall have made the Closing deliveries contemplated by Section 2.2 hereof and PSBB shall have made the Closing deliveries contemplated by Section 2.3 hereof.

        8.    REGISTRATION STATEMENT FOR RESALE OF THE ISSUED SHARES.

          8.1    SHELF REGISTRATION STATEMENT.    As promptly as practicable but in no event later than thirty (30) days after the Closing, PriceSmart will prepare and file with the Commission a registration statement under the Securities Act registering all of the Issued Shares sold to Green Hill pursuant to this Agreement for resale to the public by Green Hill pursuant to such registration statement (the "Shelf Registration Statement") and the prospectus included therein, free and clear of any restrictions under the Securities Act except for prospectus delivery requirements. For purposes of this Section 8, the term "Issued Shares" shall be deemed to include shares of PriceSmart Common Stock issued as a dividend or other distribution with respect to or in replacement of the Issued Shares. PriceSmart shall use all reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as practicable thereafter and, subject to Sections 8.2(b) and 8.3, to remain effective until the earlier of (i) two years from the Closing and (ii) such time as the Issued Shares may be freely sold to the public without registration and without regard to volume or manner of sale (the "Registration Period").

          8.2    PRICESMART OBLIGATIONS.    In connection with the registration of the Issued Shares pursuant to this Section 8, PriceSmart shall do the following:

            (a)  Prepare and deliver to Green Hill as many copies of the Prospectus (as hereafter defined) as Green Hill may reasonably request;

            (b)  Use its best efforts to comply with all requirements imposed upon it by the Securities Act, by the Exchange Act and by the undertakings in any registration statement filed pursuant to this Section 8 (any such registration statement, including the Shelf Registration Statement, the "Registration Statement") so far as is necessary to permit the continuance of resales of the Issued Shares by Green Hill to the public, free and clear of any restrictions under the

    Securities Act except for prospectus delivery requirements. If, at any time during the Registration Period, an event shall occur which makes it necessary to amend or supplement the Registration Statement or the Prospectus to comply with law or with the rules and regulations of the Commission, PriceSmart shall promptly notify Green Hill of the proposed amendment or supplement and promptly prepare and furnish to Green Hill such number of copies of an amended or supplemented Registration Statement and/or Prospectus that complies with law and with such rules and regulations as Green Hill may reasonably request. Green Hill shall suspend its sales of the Issued Shares pending the preparation and delivery of such amendment or supplement and until such time as each such amendment or amendments to the Registration Statement have been declared effective by the Commission. PriceSmart authorizes Green Hill, and any brokers or dealers effecting sales of the Issued Shares for the account of Green Hill, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Issued Shares in accordance with applicable provisions of the Securities Act and state securities laws. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Issued Shares most recently included in the Registration Statement or filed by PriceSmart pursuant to Rule 424 of the Securities Act and any amendments or supplements thereto filed by PriceSmart pursuant to Rule 424 of the Securities Act and shall include all documents or information incorporated in any such prospectus by reference;

            (c)  Promptly advise Green Hill (i) when any post-effective amendment of the Registration Statement is filed with the Commission and when any post-effective amendment becomes effective; (ii) of any request made by the Commission for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (iii) of any suspension or threatened suspension of the use of any Prospectus in any state; and (iv) of any proceedings commenced or threatened to be commenced by the Commission or any state securities commission that would result in the issuance of any stop order or other order or suspension of use. PriceSmart agrees to use its reasonable efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during the Registration Period and to comply with any such request by the Commission to amend or supplement the Prospectus;

            (d)  Take such action as shall be necessary to qualify and maintain the qualification of the Issued Shares covered by such registration under such state securities or "blue sky" laws for offers and sales to the public during the Registration Period as Green Hill shall reasonably request; PROVIDED, HOWEVER, that PriceSmart shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process;

            (e)  Permit counsel designated by Green Hill to review the Registration Statement and all amendments and supplements thereto a reasonable time prior to their filing with the Commission;

            (f)    Provide a transfer agent and registrar, which may be a single entity, for the Issued Shares not later than the effective date of the Registration Statement;

            (g)  Prepare and file with the Commission, at the request of Green Hill, such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection therewith as may be reasonably necessary or appropriate to change the plan of distribution set forth in the Registration Statement; and

            (h)  Cause the Issued Shares to be registered pursuant to Section 12(b) or 12(g) of the Exchange Act and continually quoted or listed, subject to notice of issuance, on the Nasdaq

    National Market or a national securities exchange, if such exchange is the principal market on which the Issued Shares are traded, and not subject to any restriction or suspension from trading on the Nasdaq National Market or such national securities exchange; PROVIDED, HOWEVER, that PriceSmart may deregister PriceSmart Common Stock registered pursuant to Section 12(b) or 12(g) of the Exchange Act if such deregistration is in connection with a merger, dissolution or other transaction in which the stockholders of PriceSmart receive prior to such deregistration either cash or securities that are listed on the Nasdaq National Market or a national securities exchange or some combination of cash and such securities; PROVIDED, FURTHER, that PriceSmart may delist the Issued Shares from trading on the Nasdaq National Market or national securities exchange if PriceSmart is concurrently listing such stock on the New York Stock Exchange or the American Stock Exchange.

            (i)    With a view to making available to Green Hill the benefits of certain rules and regulations of the Commission that at any time permit the sale of the Issued Shares to the public without registration, PriceSmart agrees to:

              (i)    make and keep public information available, as those terms are understood and defined in Rule 144;

              (ii)  file with the Commission in a timely manner all reports and other documents required of PriceSmart under the Exchange Act; and

              (iii)  so long as Green Hill owns any unregistered Issued Shares, furnish to Green Hill upon any reasonable request a written statement by PriceSmart as to its compliance with the public information requirements of Rule 144, and of the Exchange Act, a copy of the most recent annual or quarterly report of PriceSmart, and the other Commission reports and documents of PriceSmart as Green Hill may reasonably request in availing itself of any rule or regulation of the Commission allowing an Green Hill to sell any Issued Shares without registration (excluding any reports or documents of PriceSmart that PriceSmart, in its sole discretion, deems confidential).

          8.3    RESTRICTIONS ON REGISTRATIONS.    If at any time or from time to time after the effective date of the Registration Statement, PriceSmart notifies Green Hill in writing of the existence of a Potential Material Event (as defined below), Green Hill shall not offer or sell any Issued Shares or engage in any other transaction involving or relating to Issued Shares from the time of the giving of notice with respect to a Potential Material Event until Green Hill receives written notice from PriceSmart that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event shall occur prior to the date the Registration Statement is filed, then notwithstanding Section 8.1, PriceSmart's obligation to file the Registration Statement shall be delayed without penalty until such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. "Potential Material Event" means the possession by PriceSmart of material information not ripe for disclosure in the Registration Statement, as determined in good faith by the Chief Executive Officer or the Board of Directors of PriceSmart that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of PriceSmart. In no event shall the suspension of the Registration Statement (or the permissible delay in filing the Registration Statement) exceed forty-five (45) days as a result of a Potential Material Event; PROVIDED, HOWEVER, that if such Potential Material Event would require PriceSmart to file financial statements in order to keep the Registration Statement current in accordance with Rule 3-05(b)(4) of Regulation S-X, the suspension of the Registration Statement (or the permissible delay in filing the Registration Statement) shall not exceed seventy-five (75) days.

          8.4    CERTAIN OBLIGATIONS OF INVESTOR.    In connection with the registration of the Issued Shares pursuant to this Section 8:

            (a)  Green Hill shall cooperate as reasonably requested by PriceSmart with PriceSmart in connection with the preparation of the Registration Statement, and for so long as PriceSmart is obligated to file and keep effective the Registration Statement, shall provide to PriceSmart, in writing, for use in the Registration Statement, all such information regarding Green Hill and its plan of distribution of the Issued Shares as may be reasonably necessary to enable PriceSmart to prepare the Registration Statement and the Prospectus, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

            (b)  Green Hill agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to PriceSmart by Green Hill not materially misleading. Green Hill agrees to furnish all such information and to cooperate with and provide assistance to PriceSmart, as PriceSmart may reasonably request, in connection with any registration and sale of the Issued Shares.

            (c)  Green Hill hereby covenants with PriceSmart not to make any sale of the Issued Shares without the prospectus delivery requirements under the Securities Act having been satisfied.

            (d)  Green Hill acknowledges and agrees that the Issued Shares sold pursuant to the Registration Statement are not transferable on the books of PriceSmart unless the stock certificate submitted to the transfer agent evidencing the Issued Shares is accompanied by a certificate reasonably satisfactory to PriceSmart to the effect that (i) the Issued Shares have been sold in accordance the Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

            (e)  Green Hill is hereby advised that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to sales of the Issued Shares offered pursuant to the Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

            (f)    At the end of the Registration Period, Green Hill shall discontinue sales of Issued Shares pursuant to the Shelf Registration Statement upon receipt of notice from PriceSmart of its intention to remove from registration the Issued Shares covered thereby which remain unsold, and Green Hill shall promptly notify PriceSmart of the number of Issued Shares registered that remain unsold immediately upon receipt of the notice from PriceSmart.

          8.5    INDEMNIFICATION OF GREEN HILL.    PriceSmart shall indemnify, defend and hold harmless Green Hill, its officers and its directors and any controlling persons of Green Hill against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which Green Hill or any such persons may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by Green Hill or by any of its representatives for use in such Registration Statement; PROVIDED, HOWEVER, this indemnity agreement shall not inure to the benefit of

  Green Hill on account of any loss, claim, damage, liability or action arising from the sale of the Issued Shares to any person if Green Hill fails to send or give a copy of the Prospectus (as amended or supplemented) to such person.

          8.6    INDEMNIFICATION OF PRICESMART.    Green Hill shall indemnify, defend and hold harmless PriceSmart, its officers and its directors and any controlling persons of PriceSmart against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which PriceSmart or any such persons may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in each case to the extent that any such untrue statement or omission is based upon written information supplied by Green Hill or its representatives for use in such Registration Statement; PROVIDED that in no event shall any indemnification obligation on the part of Green Hill under this Section 8.6 exceed the net proceeds from the offering received by Green Hill.

          8.7    CONTRIBUTION.    If for any reason the indemnification provided for in the preceding Sections 8.5 or 8.6 is unavailable to an indemnified party as contemplated by such clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; PROVIDED that in no event shall any contribution obligation on the part of Green Hill under this Section 8.7 exceed the net proceeds from the offering received by Green Hill.

          8.8    PROCEDURE FOR INDEMNIFICATION.    The procedure for indemnification under this Section 8 shall be as follows:

            (a)    NOTICE.    The indemnified party shall promptly give notice to the indemnifying party of any pending or threatened claim giving rise to indemnification under Sections 8.5 or 8.6 (a "Claim"), specifying the factual basis for the Claim and the approximate amount thereof.

            (b)    CONTROL OF CLAIM AND SETTLEMENT.    With respect to any Claim as to which a person is entitled to indemnification hereunder, the indemnifying party shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the indemnified party shall cooperate fully with the indemnifying party, subject to reimbursement for actual out-of-pocket expenses incurred by the indemnified party as the result of a request by the indemnifying party; PROVIDED, HOWEVER, that such indemnifying party shall not be entitled to assume such defense and an indemnified party shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the indemnified party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and any such indemnified party reasonably determines that there may be legal defenses available to such indemnified party which are in conflict with those available to such indemnifying party. If the indemnifying party elects to assume control of the defense of any Claim, the indemnified party shall have the right to participate in the defense of the Claim at its own expense. If the indemnifying party does not elect to assume control or otherwise participate in the defense of any Claim, it shall be bound by the results obtained by the indemnified party with respect to the Claim. No indemnifying party shall be liable for any settlement effected without its written consent, not to be unreasonably withheld or delayed.

            (c)    SURVIVAL.    Notwithstanding any other provision of this Agreement, the indemnification and contribution obligations of the parties hereunder shall survive indefinitely.

          8.9    EXPENSES.    PriceSmart shall pay all expenses incident to the registration of the Issued Shares under this Section 8, including without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel for PriceSmart and its independent public accountants. With respect to sales of the Issued Shares, Green Hill shall pay all underwriting discounts and commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to any resale of the Issued Shares by Green Hill, and transfer taxes, if any.

          8.10    COMPLIANCE.    Green Hill will observe and comply with the Securities Act, the Exchange Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge, transfer or other disposition of the Issued Shares or any part thereof.

        9.    MISCELLANEOUS.

          9.1    SURVIVAL OF WARRANTIES.    The representations, warranties and covenants of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two (2) years and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of PriceSmart or Green Hill, as the case may be.

          9.2    SUCCESSORS AND ASSIGNS.    Neither Party shall assign or transfer any of its rights or obligations under this Agreement without the other Party's prior written consent which shall not be unreasonably withheld, except that PriceSmart may assign its rights hereunder to any subsidiary without the consent of any other Party and except Green Hill may assign its rights under Section 8 hereof to any person or entity to whom Green Hill transfers at least twenty-five percent (25%) of the Issued Shares. Subject to the restrictions on assignment set forth in this Section 9.2, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

          9.3    GOVERNING LAW.    This Agreement shall be governed by and construed under the internal laws of the State of California, U.S.A. as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of law.

          9.4    COUNTERPARTS.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.5    HEADINGS.    The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

          9.6    NOTICES.    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be telecopied, sent by overnight courier or hand delivered to the Party to receive such notice at the address and to the attention of the person specified on the signature page hereto or at such other address and to such other person as any Party may designate by giving ten (10) days advance written notice to all other Parties. All such notices and communications shall, when telecopied or sent by overnight courier, be effective when delivered by the courier or transmitted by telecopier with confirmation of delivery or transmission, respectively, and when delivered by hand, shall be effective when received.

          9.7    NO FINDER'S FEES.    PriceSmart and Green Hill represent that they neither are, nor will be, obligated for any finder's or broker's fee or commission in connection with this transaction. Green Hill agrees to indemnify and to hold harmless PriceSmart from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which Green Hill is responsible. PriceSmart agrees to indemnify and hold harmless Green Hill from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which PriceSmart or any of its officers, employees or representatives is responsible.

          9.8    AMENDMENTS AND WAIVERS.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of PriceSmart and Green Hill. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Issued Shares at the time outstanding, each future holder of such securities, and PriceSmart.

          9.9    EXPENSES AND TAXES.    Each of the Parties shall pay its own fees and expenses incurred in entering into this Agreement. Transfer taxes are to be paid by the entity responsible under the law. If any arbitration or other action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          9.10    SEVERABILITY.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          9.11    ENTIRE AGREEMENT.    This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

          9.12    FURTHER ASSURANCES.    From and after the date of this Agreement, upon the request of any of the Parties, the other Parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          9.13    ARBITRATION.    All disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Agreement shall be referred for final resolution to arbitration in Miami, Florida, U.S.A. under the UNCITRAL Rules ("Rules") as administered by the American Arbitration Association. The Parties hereby agree that arbitration hereunder shall be the Parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the Parties, and may be confirmed by the judgment of a court of competent jurisdiction. In the event of any conflict between the Rules and this Section, the provisions of this Section shall govern.

          9.14    CONFIDENTIALITY.    The Parties agree not to disclose the price and related terms of the purchase and sale affected hereby, unless disclosure of the same is required by any applicable law.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PriceSmart, Inc., a Delaware corporation	Green Hill Investments, Inc. a Barbados corporation
/s/ ERNESTO GRIJALVA Name: Ernesto Grijalva	/s/ DAVID STAPLES Name: David Staples
/s/ ROGER EDGHILL Name: Roger Edghill
Address for Notice:	Address for Notice:
4649 Morena Boulevard San Diego, CA 92117 Telecopy: (858) 581-4707	c/o Barbados Shipping & Trading Company Ltd. The Auto Dome, Warrens, St. Michael, Barbados West Indies Telecopy: (246) 417-5116
Attn: General Counsel	Attn: Chief Financial Officer

PSMT (Barbados) Inc., a Barbados corporation
/s/ ERNESTO GRIJALVA Name: Ernesto Grijalva
Address for Notice:

Attn:

EXHIBIT A

FORM OF GUARANTY

        This Guaranty ("Guaranty") is made by PriceSmart, Inc., a Delaware corporation (the "Guarantor"), in favor of Green Hill Investments, Inc., a Barbados corporation ("Green Hill"), as of June    , 2002.

RECITALS

        A.    PSMT (Barbados) Inc., a Barbados corporation ("PSBB"), is obligated to Green Hill or its permitted assigns under the certain Promissory Note made by PSBB in favor of Green Hill in the principal amount of two million seven hundred eight thousand Barbados Dollars (BBD$2,708,000) dated October 3, 2001 (the "Note"). The obligations of PSBB to Green Hill or its permitted assigns under the Note sometimes are referred to herein as the "Obligations." Green Hill or its permitted assigns sometimes are referred to herein as the "Holder" of the Note.

        B.    Guarantor now desires to enter to this Guaranty in order to Guaranty the payment and performance in full of the Obligations.

AGREEMENT

        Now, therefore, for good and valuable consideration, including without limitation, the understanding that Green Hill would not have entered into the transactions contemplated by that certain Stock Purchase Agreement effective as of            , 2002 by and between Guarantor and Green Hill were it not for the delivery of this Guaranty, Guarantor hereby agrees as follows:

        1.    Guarantor unconditionally, absolutely and irrevocably promises to pay and perform all of the Obligations, as and when due. This Guaranty is a continuing Guaranty of the Obligations, including any and all Obligations which are renewed, extended, compromised, refinanced or restructured from time to time by agreement of PSBB and the Holder, it being understood, however, that this is a Guaranty of payment and performance and not of collection. This Guaranty shall remain effective until the Obligations have been fully paid, performed and discharged. Guarantor agrees that it is directly and primarily liable to the Holder, that its Obligations hereunder are independent of the Obligations and that a separate action or actions may be brought and prosecuted against Guarantor upon any breach or default by PSBB under the Note, whether action is brought against PSBB or whether PSBB is joined in any such action or actions.

        2.    Guarantor hereby authorizes the Holder, without notice or demand and without affecting Guarantor's liability hereunder, from time to time to:

          (a)  renew, compromise, extend, refinance, accept partial payments, accelerate or restructure the Obligations or otherwise change the time for payment or the terms of any of the Obligations or any part thereof by agreement of PSBB and the Holder, including, without limitation, increasing or decreasing any rate of interest applicable to accrual of interest thereon;

          (b)  waive, amend, rescind or modify any of the terms or provisions of the Note or any other documents pertaining to the Obligations by agreement of PSBB and the Holder;

          (c)  settle, release, compromise, collect or otherwise liquidate the Obligations or any part thereof, and any security or collateral therefore in any manner as the Holder may determine in its sole discretion;

          (d)  take and hold collateral to secure the payment and performance of the Obligations and exchange, enforce, waive and release any such collateral, and apply such collateral and apply such collateral and direct the order or manner of sale thereof as the Holder in its sole discretion may determine; and

          (e)  release or substitute any one or more endorsers or other guarantors. Guarantor agrees that the Holder may do any one or all of the foregoing in such a manner, upon such terms, and at such times as the Holder, in its sole discretion, deems advisable, without, in any way or respect, impairing, affecting, reducing or releasing Guarantor from its undertakings hereunder, and Guarantor hereby consents to each and all of the foregoing acts, events and occurrences.

        3.    Guarantor further waives each of the following:

          (a)  any rights of the Guarantor of subrogation, reimbursement, indemnification and/or contribution against PSBB or any other person or entity, and any other rights an defenses that are or may become available to the Guarantor or any other person or entity by reasons of Sections 2787-2855, inclusive, of the California Civil Code;

          (b)  any rights or defenses that may be available by reason of any election of remedies by the Holder (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes Guarantors' subrogation rights, rights to proceed against PSBB for reimbursement, or any other rights of Guarantor to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by the Holder under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United States); and

          (c)  any rights or defenses Guarantor may have because the Obligations are secured by real property or an estate for years. These rights or defenses including, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the Obligations.

        4.    The provisions of Paragraph 3 mean, among other things:

          (a)  the Holder may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Obligator for the Obligations; and

          (b)  if the Holder forecloses on a real property pledged by PSBB:

            (1)  the amount of the Obligations may be reduced only by the price for which the collateral sold at the foreclosure sale, even if the collateral was worth more than the sale price; and

            (2)  the Holder may collect from Guarantor even if the Holder, by foreclosing on the real property collateral, has destroyed any right of Guarantor to collect from the PSBB. Further, the provisions of Section 1 constitute a unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the PSBB's obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580(a), 580(b), 580(d) or 726 of the California Code of Civil Procedure.

        5.    Guarantor further waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of default, notice of acceptance of this Guaranty, diligence and notices of the existence, creation or incurrence of the obligations or of new or additional Obligations incurred or created after the date of this Guaranty, and all other notices or formalities to which Guarantor otherwise might be entitled under applicable law. Further, as a condition to enforcement of this Guaranty, the Holder shall not be required to, and Guarantor hereby waives any and all rights to require the Holder to, prosecute or seek to enforce any remedies against PSBB, any other person or entity liable with respect to the Obligations, or to seek to enforce or resort any remedies with respect to any security interests, liens, or encumbrances or collateral for the Obligations.

        6.    Any and all present and future debts and obligations of PSBB to Guarantor are hereby postponed in favor and subordinated to the full payment and performance of this Guaranty.

        7.    Guarantor represents and warrants that it is informed of the financial condition of PSBB and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of non-payment of the Obligations. Guarantor further covenants that it shall assume full responsibility for keeping itself informed with respect to PSBB's financial condition and any other circumstances which might upon bear the risk of non-payment or non-performance of the Obligations. Guarantor further affirms that the Holder shall have no obligation to provide Guarantor with notice of any facts or circumstances which may now be known by the Holder, or in the future may be discovered by the Holder, which might bear upon the financial condition of PSBB or the risk of non-payment or non-performance of the Obligations.

        8.    Guarantor agrees, to the maximum extent permitted by law, to indemnify, protect, defend and hold the Holder and its officers, directors, equity holders, employees and agents harmless from and against any and all liabilities, obligations, suits, actions, claims, judgments, losses, damages, costs or expenses arising out of, or asserted against the Holder as a consequence of, the execution, delivery, performance, existence or enforcement of this Guaranty. Guarantor promptly shall notify the Holder of any event of which it has knowledge that may give rise to a claim under this section. Any defense of claims, etc. in accordance with this section shall be handled by counsel approved by the indemnified party.

        9.    This Guaranty shall be enforced under the laws of the State of California. Guarantor agrees to pay all attorneys' fees and all other costs and out-of-pocket expenses which may be incurred by the Holder in the enforcement or collection of this Guaranty and the Obligations, whether or not suit is filed. Such fees and expenses shall include fees or expenses incurred as a consequence of, or in connection with a bankruptcy of PSBB or Guarantor. All amounts required to be paid to the Holder by Guarantor pursuant to the provisions of the Guaranty shall bear interest from and after the date due at a rate of ten percent (10%) per annum. This Guaranty embodies the entire agreement of the parties pertaining to the subject matter hereof. This Guaranty may be amended, modified or supplemented only by a writing executed by each of the parties. The parties agree that any suit, action or proceeding arising out of or relating to this Guaranty, or the interpretation, performance, or breach of this Guaranty, shall be instituted in the United States District Court for the Southern District of California or any court of the State of California located in San Diego County, and each party irrevocably submits to the jurisdiction of these courts and raises any and all objections to jurisdiction or venue that it might have under the laws of the State of California or otherwise. Time is of the essence with respect to each provision of this Guaranty. The invalidity or unenforceability of any particular provision of this Guaranty shall not effect the other provisions, and this Guaranty shall be construed in all respects as if any invalid or unenforceable provision were omitted. Each party agrees to perform any and all further acts and to execute and deliver any and all further documents, which may be reasonably necessary or requested to effect the provisions of this Guaranty.

        10.  The parties agree that disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Guaranty shall be first referred for resolution to arbitration in Miami, Florida USA under the UNCITRAL Rules ("Rules"). The Parties agree that arbitration is to be attempted in good faith to resolve any such claims prior to the initiation of any suit, action or proceeding by either of the Parties relating to this Guaranty.

        In witness whereof, Guarantor has executed and delivered this Guaranty as of the date and year first above written.

PRICESMART, INC.
By:
Name:
Title:

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STOCK PURCHASE AGREEMENT by and among PRICESMART, INC., GREEN HILL INVESTMENTS, INC. and PSMT (BARBADOS) INC.
EXHIBIT A FORM OF GUARANTY
RECITALS
AGREEMENT